FOR IMMEDIATE RELEASE

ENERJEX RESOURCES PROVIDES OPERATIONS UPDATE

OVERLAND PARK, KAN. (December 12, 2008) – EnerJex Resources, Inc. (OTCBB: ENRJ.OB) today reported key operating activities completed by its wholly owned operating subsidiaries, EnerJex Kansas (EJK) and DD Energy (DD).  The Company, which first began acquiring oil leases in April 2007, produced an average of approximately 288 barrels of oil equivalent per day (BOEPD) for the month of October 2008.  During fiscal 2008 and the first half of fiscal 2009, we have deployed approximately $12 million in capital resources to acquire and develop five operating projects and drill 177 new wells (109 producing wells, 65 water injection wells, and 3 dry holes).

OPERATIONAL UPDATE BY PROJECT:

DD Energy
Gross production on this project, which consists of approximately 1,500 acres in Johnson, Anderson and Linn Counties in Kansas, was approximately 77 BOEPD for the month of October 2008, up from 45 BOEPD when acquired on September 1, 2007. Since May 2008, we have focused on development of the Voigts and Weidemier leases on DD and have drilled and completed 27 water injection wells and 31 producing wells.  As of September 30, 2008, we had 140 oil wells, 54 water injection wells and two water supply wells on this project.  The Company is in the process of completing an additional 5 producing and 14 injection wells.

Black Oaks
Black Oaks encompasses approximately 2,400 gross acres in Woodson and Greenwood Counties in Kansas.  Since its acquisition in April 2007, our operating partner, Haas Petroleum, LLC, has drilled a total of 44 wells on Black Oaks (including 2 dry holes). Thirteen of the wells are enhanced oil recovery (EOR) injector wells that are now operational, and 29 are producing wells, of which all but one are completed.  On September 30, 2008, the Black Oaks Project had 63 active production wells and 13 active water injection wells, an increase of 28 production wells and 13 water injection wells since April 2007.

For the month of October 2008, gross average production at Black Oaks was approximately 101 BOEPD.  Our in-fill drilling and waterflood enhanced recovery techniques at the Black Oaks Project have increased gross oil production from an average of approximately 32 BOEPD when the project was originally acquired.  Based upon these results, subject to availability of capital, we anticipate drilling over 25 additional water injection wells and completing over 20 additional producer wells.

Thoren
We have drilled and completed a total of 31 wells on the Thoren Project since it was acquired in April 2007. Twenty are producing wells and 11 are enhanced oil recovery (EOR) injector wells. The Thoren Project encompasses 747 gross acres in Douglas County, Kansas and, as of September 30, 2008, had 38 oil wells, 16 water injection wells and one water supply well.  Gross production for the month of October 2008 was approximately 39 BOEPD.

Gas City
The Gas City project contains approximately 7,470 acres in Allen County, Kansas.  We have drilled a total of 22 wells since signing a development agreement for Gas City with Euramerica Energy, Inc. Ten of these producing wells were completed as of September 30, 2008, On October 15, 2008, the decision was made to shut in the project and cease all gas operations until Euramerica provides the funds due us under the terms of the development agreement.  Our gross production for the month of October 2008 at Gas City was approximately 11 BOEPD.

Tri-County
The Tri-County Project consists of approximately 1,300 gross acres of leaseholds in Miami, Johnson and Franklin Counties in Kansas, with over 170 identified drilling locations.  As of September 30, 2008, the Tri-County Project consisted of 170 producing wells and 52 water injection wells.  We have drilled and completed 4 producer wells on the Tri-County leases to-date. For the month of October 2008, Tri-County had gross production of approximately 59 BOEPD.

EnerJex’s CEO, Steve Cochennet, commented on October’s results; “After performing some regular maintenance as well as needed improvements during the prior month, we are pleased that our production rebounded from an average of approximately 249 gross BOEPD for the month of September 2008 to 288 BOEPD during the month of October 2008.  We set a larger injection pump on the Thoren lease and also addressed some injection issues on the Black Oaks and Tri-County projects.  These measures, combined with development on the DD Energy project, should result in maintaining or increasing our daily production.  Though we have also experienced declining economic conditions and commodity prices which have negatively impacted our business, we plan to continue to implement our strategy of prudent acquisitions, joint venture opportunities, and development as capital becomes available.”

About EnerJex Resources, Inc.
EnerJex is an oil and natural gas acquisition, exploration and development company. EnerJex’s principal strategy is to focus on the acquisition of oil and natural gas mineral leases that have existing production and cash flow. Once such leases are acquired, EnerJex implements an accelerated development program utilizing capital resources, a regional operating focus, an experienced management and technical team, and enhanced recovery technologies to attempt to increase production and increase returns for its stockholders. EnerJex’s oil and natural gas acquisition and development activities are currently focused in Eastern Kansas.

More information on EnerJex and its operations can be found on its website: www.EnerJexResources.com.

Forward-Looking Statement
The statements in this press release regarding the operational successes, including the BOEPD from EnerJex wells, number of current and anticipated wells, well success rate, current operations, future outlook, and any other effects resulting from any of the above forward-looking statements involve risks and uncertainties.  Such risks and uncertainties, include, but are not limited to: the continued production of oil in light of declining economic conditions and commodity prices; costs of operations and development; delays, and any other difficulties related to producing oil; rig availability; price of oil; exploitation and exploration successes; potential day to day fluctuations for a number of reasons, including weather, equipment failure, and normal operating cycles;  marketing and sales of produced minerals; risks and effects of legal and administrative proceedings and governmental regulation; actions taken and to be taken by the government as a result of political and economic conditions; future financial and operational results; competition; general economic, market or business conditions; and the ability to manage and continue growth. Although EnerJex believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements EnerJex makes in this news release include market conditions and those set forth in reports or documents EnerJex files from time to time with the Securities and Exchange Commission (SEC). EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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For further information contact:
Debbie Hagen, Investor Relations
913-652-6547 or dhagen@hagenandpartners.com
Or
Dede Jones, Chief Financial Officer
EnerJex Resources, Inc.
913-754-7754 or djones@enerjexresources.com